UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2016

NOTIS GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 25, 2016, San Diego Sunrise, LLC, a limited liability company 50% owned by Notis Global, Inc. (the “Company”) entered into a Unit Purchase Agreement (the “First Dispensary Unit Purchase Agreement”) with PSM Investment Group, LLC (the “PSM Buyer”), pursuant to which it sold twenty percent of the membership units of Sunrise Dispensary, LLC, an entity that owns 100% of the right to operate a certain medical marijuana dispensary in San Diego, CA that is expected to open for business in the second quarter of 2016 (the “Sunrise Dispensary”). Following the sale, San Diego Sunrise, LLC owned 30% of the membership units of Sunrise Dispensary, LLC and the PSM Buyer owned 70% of the membership units of Sunrise Dispensary, LLC. Through its ownership in San Diego Sunrise, LLC, the Company indirectly owned 15% of the right to operate the Sunrise Dispensary following the sale. The purchase price for the membership units sold in the sale was $171,429.00.

On April 6, 2016, the Company entered into a Unit Purchase Agreement (the “Property Unit Purchase Agreement”) with three individuals (the “Buyers”) pursuant to which it sold its entire 50% ownership interest in Sunrise Property Investments, LLC, through which the Company owned the real property underlying the Sunrise Dispensary. Pursuant to the Property Unit Purchase Agreement, the Buyers paid to the Company an aggregate of $335,000, which represents a purchase price of $400,000 for the Sunrise Property Investments, LLC ownership interests, less $65,000 owed by the Company for contractual tenant improvements on the Sunrise Dispensary property, net of the value of the transferred membership interests in Sunrise Dispensary, LLC (valued at approximately $128,000) to PSM Buyer pursuant to the Second Dispensary Unit Purchase Agreement, described below (the “Sunrise Operating Transferred Value”).

Also on April 6, 2016, San Diego Sunrise, LLC entered into a Unit Purchase Agreement (the “Second Dispensary Unit Purchase Agreement”) with the Buyers pursuant to which it sold 15% of the total membership interests in Sunrise Dispensary, LLC to the Buyers for the Sunrise Operating Transferred Value. Sunrise Dispensary, LLC holds the rights to operate the Sunrise Dispensary. Following this sale, San Diego Sunrise, LLC owned 15% of the membership units of Sunrise Dispensary, LLC, the Buyers owned 15% of the membership units of Sunrise Dispensary, LLC and the PSM Buyer owned 70% of the membership units of Sunrise Dispensary, LLC.

In connection with entry into the Second Dispensary Unit Purchase Agreement, on April 6, 2016, the Company entered into a Withdrawal Agreement with JNO 50, LLC (“JNO”), the other member of San Diego Sunrise, LLC, withdrawing as a member thereof. Pursuant to the Withdrawal Agreement, and as consideration for a general release from JNO and its principals, the Company agreed to issue to JNO a warrant to purchase 500,000 shares of common stock of the Company at a strike price of $0.03 for a term of three years from the date of the Withdrawal Agreement. Following this withdrawal, the Company held no remaining membership units of San Diego Sunrise, LLC.

As a result of the transactions described above, the Company sold its entire interest in the entities that operate and own the underlying real estate for the Sunrise Dispensary.

The foregoing descriptions of the First Dispensary Unit Purchase Agreement, the Property Unit Purchase Agreement, the Second Dispensary Unit Purchase Agreement and the Withdrawal Agreement are not complete and are qualified in their entirety by reference to the full text of the documents, which are filed as Exhibit 10.1 through 10.4 of this Report, respectively.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 is incorporated by reference into this Item 2.01.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act. The offers, sales and issuances of the securities that were deemed to be exempt in reliance upon Section 4(a)(2) were each transactions not involving any public offering, and the recipient of these securities was an accredited investor within the meaning of Rule 501 of Regulation D of the Securities Act who was acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. The recipient of securities in these transactions had adequate access, through business or other relationships, to information about the Company.

No underwriters were involved in the foregoing issuances of securities.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1	First Dispensary Unit Purchase Agreement dated February 25, 2016

10.2	Property Unit Purchase Agreement dated April 6, 2016

10.3	Second Dispensary Unit Purchase Agreement dated April 6, 2016

10.4	Withdrawal Agreement dated April 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: April 11, 2016	By:	/s/ Jeffrey Goh
		Name:	Jeffrey Goh
		Title:	Chief Executive Officer and President

EXHIBIT INDEX

10.1	First Dispensary Unit Purchase Agreement dated February 25, 2016

10.2	Property Unit Purchase Agreement dated April 6, 2016

10.3	Second Dispensary Unit Purchase Agreement dated April 6, 2016

10.4	Withdrawal Agreement dated April 6, 2016